                                  EXHIBIT 99.1


Contact:    Frederick J. Hirt, CFO
            (610) 478-3117

                        ARROW INTERNATIONAL, INC. REPORTS
       FOURTH QUARTER AND TWELVE MONTHS FISCAL YEAR 2006 FINANCIAL RESULTS

  FOURTH QUARTER SALES INCREASE 13% TO $129.2 MILLION; EARNINGS PER SHARE WERE
                                     $0.39

READING, PA, OCTOBER 4, 2006 - Arrow International, Inc. (Nasdaq: ARRO) today reported results for its fourth fiscal quarter and twelve months ended August 31, 2006.

FOURTH QUARTER
--------------

Net sales for the fourth quarter of fiscal year 2006 increased 13.0% to $129.2 million from $114.3 million in the fourth quarter of fiscal year 2005 reflecting strong demand for the Company's products in international markets and the U.S. The details for the growth in U.S. and international sales, along with two tables showing the growth by geographic area and product platform, are discussed later in this press release.

As previously reported, gross profit in last year's fourth quarter was reduced by a provision of $12.4 million for excess inventory and the write-off of $2.4 million of equipment no longer in use, which was offset by an increase in gross profit of $3.5 million for the correction of fixed asset lives. After considering the net amount of these three items reflected in the fourth quarter of fiscal year 2005, the gross margins in both fiscal years 2006 and 2005 were similar. Gross margins in the fourth quarter fiscal year 2006 benefited from incremental sales in the United Kingdom, where the Company began direct selling in April 2006 following its acquisition of certain assets of its UK distributor, Kimal PLC, in the third quarter of fiscal year 2006. Reducing fourth quarter fiscal year 2006 gross margin were costs primarily related to employee training associated with the start-up of two new facilities as part of the Company's manufacturing capital investment program.

Research and development (R&D) expense was $6.8 million or 5.3% of net sales in the fourth quarter of fiscal year 2006 versus $8.0 million or 7.0% of net sales in the fourth quarter of fiscal year 2005. The decrease in R&D was primarily due to a reduction in spending on the CorAide(TM) continuous flow ventricular assist system, the Company's joint research and development program with The Cleveland Clinic Foundation.

Selling, general and administrative (SG&A) expenses were $32.9 million in the fourth quarter of fiscal year 2006, or 25.4% of net sales, compared to $34.1 million or 29.9% of net sales in the fourth quarter of the prior fiscal year. Included in the prior year's fourth quarter was a $2.0 million charge for the settlement of a claim for indemnification related to a divested business. In addition, on a comparative basis, last year's fourth quarter included $1.4 million of higher spending for the Company's Project Operational Excellence and $1.4 million of higher spending related to the Company's review of its internal controls over financial reporting. These two programs continued in the fourth quarter of fiscal year 2006 but at lower spending levels. Increasing SG&A expenses in the 2006 fourth quarter were $1.2 million of expenses related to the Company's newly established UK operation and $0.8 million of compensation expense for employee and director stock options that were unvested as of September 1, 2005 and for options that were granted during fiscal year 2006, as required under Statement of Financial Accounting Standards (SFAS) No. 123R, the new accounting guidelines for equity-based compensation.

As a result, operating income for the fourth fiscal quarter was $24.6 million or 19.0% of net sales versus $3.8 million in the fourth quarter of the prior fiscal year or 3.3% of net sales.

The Company's effective income tax rate for the fourth quarter of fiscal year 2006 was 29.9%. As previously disclosed, the Company initiated Competent Authority proceedings with the Internal Revenue Service to obtain relief from a tax assessment related to transfer pricing between the U.S. and our Japanese subsidiary. The Company recorded a $3.6 million reduction to its fourth quarter fiscal year 2006 tax expense related to the conclusion of the Competent Authority process. During the fourth quarter, the Company also completed an intercompany transaction that enabled it to utilize an expiring U.S. capital loss carry forward and recorded $1.2 million of tax expense as part of this transaction. In addition, the fourth quarter fiscal year 2006 tax provision was increased by $1.8 million to provide for deferred taxes related to temporary differences that will reverse after the end of the Czech Republic tax holiday and for additional state income taxes. The Company's tax for the fourth quarter of fiscal year 2005 was a credit of $0.6 million. During the prior year fourth quarter, the Company recorded a $3.1 million reduction in the income tax provision due to a shift in the mix of earnings to the Czech Republic, which had a lower tax rate due to a tax holiday through August 2006, and a reduction in the book taxable income without a corresponding reduction in R&D and Extraterritorial Income (ETI) tax credits. In addition, the Company provided $1.4 million reserve for state income taxes primarily as a result of a third party New Jersey court ruling in August 2005.

Net income for the fourth quarter of fiscal year 2006 was $17.6 million or 13.6% of net sales versus $5.0 million or 4.4% of net sales in the prior fiscal year's fourth quarter and diluted earnings per share were $0.39 in this year's fourth quarter versus $0.11 in the prior fiscal year fourth quarter.

CEO'S COMMENTS ON THE FOURTH QUARTER
------------------------------------

Commenting on the fourth quarter, Arrow Chairman and CEO, Carl G. Anderson, Jr., said, "The investments we made over the past two years to strengthen our infrastructure have provided Arrow with a base for expansion. Our 13% increase in net sales in the fourth quarter was 11.6% on a constant currency basis and without the benefit of incremental sales from our newly established UK operations. However, this increase was influenced by relatively weak sales in the prior year fourth quarter. Nevertheless, we are encouraged by the continued strong growth in sales of Arrow products in Europe and Asia/International and by the acceleration of sales in the United States versus a year ago. Our U.S. growth benefited from increased sales of our Maximal Barrier Central Venous Access Kit, which addresses physicians' needs for safety and the management of infection risk among patients and healthcare workers.

"During the fourth quarter, we also made progress on our new product pipeline, with the receipt of Food and Drug Administration (FDA) 510(k) marketing clearance for the Arrow Pressure Injectable PICC (Peripherally Inserted Central Catheter) which addresses the emerging therapeutic needs for a catheter that can withstand the higher pressures required by the injection of contrast media for CT scans. This new product, Arrow's first major catheter introduction in some time, was launched this week and is supported by an aggressive marketing campaign.

"During the fourth quarter, we completed hospital market preference evaluations of the new software for our AutoCAT(R) 2 WAVE(TM) intra-aortic balloon pump and received very positive customer feedback. We released this new version of the software in August 2006. It is supported by a strong marketing campaign which features the ProActive CounterPulsation(TM) claim that relates to the system's ability to support an arrhythmic patient. Global sales for our Cardiac Care business, which includes the intra-aortic balloon pump products, grew 6.9% in the fourth quarter.

"This past quarter also saw continued progress in our Project Operational Excellence program designed to strengthen our operational infrastructure and help ensure the Company's quality system is fully compliant with the FDA regulations. The implementation of enhancements to our quality system is on track and the implementation phase is expected to be completed during the first quarter of fiscal year 2007. Our manufacturing capital investment program is also on schedule. Our new plant in Zdar, Czech Republic began production in August 2006 and will be fully operational by the end of calendar year 2006. Importantly, we continue to see significant improvements in key operational metrics, including improved customer service levels reflected by low backorders and line fill at 90%, a significant reduction in overtime, higher yields and reduced scrap."

FULL YEAR
---------

For the twelve months ended August 31, 2006, Arrow's net sales were $481.6 million, an increase of 6.0% compared to $454.3 million in the prior fiscal year.

Gross profit for fiscal year 2006 was $236.8 million and gross margin was 49.2%, as compared to gross profit of $213.8 million and gross margin of 47.1% in the prior fiscal year. In addition to the three items mentioned above and as previously reported, gross profit in fiscal year 2005 was reduced by $4.6 million for write-offs associated with the termination of the Arrow LionHeart
(TM) program in April 2005 and by $1.9 million for charges related to the Company's voluntary early retirement program in the second quarter of fiscal year 2005. Reducing fiscal year 2006 gross margin were costs primarily related to employee training associated with the start-up of two new facilities as part of the Company's manufacturing capital investment program.

R&D was $27.5 million or 5.7% of net sales in fiscal year 2006 versus $29.7 million or 6.5% of net sales in fiscal year 2005. The decrease in R&D was primarily due to a reduction of $4.8 million in spending on the Arrow LionHeart
(TM) program. This reduction was partially offset by increased spending on CorAide (TM) continuous flow ventricular assist system, the Company's joint research and development program with The Cleveland Clinic Foundation.

SG&A expenses were $130.0 million in fiscal year 2006 or 27.1% of net sales compared to $128.2 million or 28.2% of net sales in the prior fiscal year. Increasing SG&A expenses this year were $3.0 million of expenses to strengthen the Company's sales force, $2.0 million of expenses related to the newly established UK operation, and $1.1 million of increased costs for providing medical insurance to its employees, for which the Company is self-insured. In addition, there was $3.0 million of compensation expense for employee and director stock options that were unvested as of September 1, 2005 and for options that were granted during fiscal year 2006. Included in the prior year's SG&A expense was $5.0 million for the Company's voluntary early retirement program and a $2.0 million charge for the settlement of a claim related to a divested business. Also, on a comparative basis, last year included $2.2 million of higher spending for Project Operational Excellence and $1.6 million of higher spending related to the Company's review of its internal controls over financial reporting. These two programs continued in fiscal year 2006 but at lower spending levels.

As a result, operating income for fiscal year 2006 increased 46.5% to $79.1 million compared to $54.0 million for the prior fiscal year. Net income increased 41.8% to $56.0 million in fiscal year 2006 compared to $39.5 million in the prior fiscal year and diluted earnings per share were $1.24 compared to $0.88 in the prior year. For the full fiscal year 2006, the new stock-based compensation expense reduced operating income, net income and diluted earnings per share by $3.9 million, $3.4 million and $0.07, respectively, compared to the prior year.

U.S. SALES
----------

Arrow's U.S. sales for the fourth quarter of fiscal year 2006, which represented 58.7% of total net sales, increased 8.7% to $75.9 million from $69.8 million in the fourth quarter of fiscal year 2005 due primarily to increased sales of central venous catheters, arterial and regional anesthesia products, and intra-aortic balloon pumps. The Company believes the momentum demonstrated in the fourth quarter of fiscal year 2006 will continue in fiscal year 2007 as a result of new product offerings and improved service levels.

During fiscal year 2006, U.S. sales, which represented 60.5% of total net sales, increased 5.0% to $291.4 million from $277.6 million in the prior year. While there were no sales of Neo?Care(R) products in fiscal year 2006, sales of Neo?Care(R) products were $2.1 million in fiscal year 2005.

INTERNATIONAL SALES
-------------------

Arrow's international sales in the fourth quarter of fiscal year 2006 increased 19.8% to $53.3 million from $44.5 million in the fourth quarter of fiscal year 2005 and represented 41.3% of total net sales. The weakness of the U.S. dollar compared to the same period of last year increased total international sales by $0.7 million and increased the percentage change in international sales by 1.9%.

European sales growth for the fourth quarter of fiscal year 2006 was 19.8% due in large part to incremental sales in the United Kingdom, where the Company began direct selling in April 2006, and sales to its Middle East distributor. The incremental sales in the UK increased the percentage change in international sales for the fourth quarter of fiscal year 2006 by 3.1%. Asia/International sales in the fourth quarter of fiscal year 2006 grew 19.7% and benefited from sales to Arrow's Chinese distributor as it expanded its business, which increased the fourth quarter percentage change in international sales by 3.9%.

International sales in fiscal year 2006 increased 7.6% to $190.2 million from $176.7 million in the prior fiscal year and represented 39.5% of total net sales. The relative strength of the U.S. dollar for the year, compared to last year, decreased total international sales by $3.9 million, and decreased the percentage change in international sales by 2.5%.

The table below shows Arrow's geographical sales for the fourth quarter and twelve months ended August 31, 2006, with comparisons to the same prior year periods.


                                                FOURTH QUARTER                                 TWELVE MONTHS
                                                --------------                                 -------------
Geographical Sales                 FY06        FY05     % Change   % Change at    FY06        FY05(2)     %        % Change
(Dollars in millions)                                                Constant                           Change     at Constant
                                                                     Exchange                                       Exchange
                                                                     RATES (1)                                      RATES (3)
                                                                     ---------                                     ---------

United States                  $   74.1    $   67.8       9.3%        9.3%     $  283.8    $  269.7      5.2%        5.2%
                                  -----       -----                               -----       -----

    Europe                         26.0        21.7      19.8%       14.5%         93.4        85.6      9.1%       12.1%
    Asia/International             27.3        22.8      19.7%       21.3%         96.8        91.1      6.3%        8.2%
                                  -----       -----                               -----       -----

  Subtotal                         53.3        44.5      19.8%       17.9%        190.2       176.7      7.6%       10.1%
                                  -----       -----                               -----       -----
  International Sales

  Subtotal Arrow Products      $  127.4    $  112.3      13.4%       12.7%     $  474.0    $  446.4      6.2%        7.1%

Non-Arrow U.S.                      1.8         2.0     (10.0)%     (10.0)%         7.6         7.9     (3.8)%      (3.8)%
                                  -----       -----                               -----       -----
distributed products (4)

Total Company Sales            $  129.2    $  114.3      13.0%       12.4%     $  481.6    $  454.3      6.0%        6.9%
                                  =====       =====                               =====       =====


1) Percentage change at constant exchange rates are calculated by dividing fourth quarter fiscal year 2006 sales by fourth quarter fiscal year 2005 local currency sales translated at fourth quarter fiscal year 2006 exchange rates.

2) Sales in the above table for the first twelve months of fiscal year 2005 and the corresponding percentage changes reflect the previously reported Shipping Terms Adjustment which reduced second quarter fiscal year 2005 sales by $4.3 million.

3) Percentage change at constant exchange rates are calculated by dividing twelve-month fiscal year 2006 sales by twelve-month fiscal year 2005 local currency sales translated at twelve-month fiscal year 2006 exchange rates.

4) The Company purchased the Stepic Medical Company, its New York area distributor, in September 2002, and has continued to distribute non-Arrow products through its Stepic subsidiary.

The table below shows sales of Arrow's critical care product platforms and cardiac care products for the fourth quarter and twelve months ended August 31, 2006, with comparisons to the same prior year periods.


                                         FOURTH QUARTER                                  TWELVE MONTHS
                                         --------------                                  -------------
Sales by Product Platforms         FY06        FY05       %       % CHANGE AT      FY06       FY05 (2)    %       % CHANGE AT
                                                                  -----------                                     -----------
(Dollars in millions)                                   Change     CONSTANT                             Change     CONSTANT
                                                                   --------                                        --------
                                                                   EXCHANGE                                        EXCHANGE
                                                                   --------                                        --------
                                                                   RATES (1)                                       RATES (3)
                                                                   ---------                                       ---------

Central Venous Catheters       $   67.9    $   58.4      16.3%       15.9%     $  250.7    $  235.2      6.6%       7.8%
Specialty Catheters                41.0        36.6      12.0%       11.1%        152.9       142.3      7.4%       7.5%
Non-Arrow distributed               1.8         2.0     (10.0)%     (10.0)%         7.6         7.9     (3.8)%     (3.8)%
                                  -----       -----                               -----       -----
Products (4)
  Subtotal Critical Care       $  110.7    $   97.0      14.1%       13.5%     $  411.2    $  385.4      6.7%       7.5%
Cardiac Care                       18.5        17.3       6.9%        5.7%         70.4        68.9      2.2%       4.0%
                                  -----       -----                               -----       -----
TOTAL                          $  129.2    $  114.3      13.0%       12.4%     $  481.6    $  454.3      6.0%       6.9%
                                  =====       =====                               =====       =====


1) See footnote 1 to the above table.

2) See footnote 2 to the above table.

3) See footnote 3 to the above table.

4) See footnote 4 to the above table.


RESEARCH & DEVELOPMENT TAX CREDIT
---------------------------------

The R&D tax credit, which expired in January 2006, may be extended by Congress in its Fall 2006 session. If the R&D tax credit is extended in its present form prior to the filing of the Company's Annual Report on Form 10-K in November 2006, fourth quarter fiscal year 2006 tax expense would be reduced and net income increased by approximately $1.1 million or approximately $0.02 diluted earnings per share.

SALES AND E.P.S. TARGETS
------------------------

For the fourth quarter of fiscal 2006, the Company targeted net sales of $124 million to $128 million and diluted earnings per share of $0.39 to $0.41 at exchange rates in effect at the end of May 2006. Actual results were net sales of $129.2 million and diluted earnings per share of $0.39.

For the full fiscal year 2007, the Company is targeting net sales of $515 million to $525 million at exchange rates in effect at the end of September 2006. The effective tax rate is anticipated to increase from 31.6% in fiscal year 2006 to 35.0% for fiscal year 2007 due to a reduction in export tax credits. If legislation extending the R&D tax credit is not passed this Fall, Arrow's fiscal year 2007 tax expense could be increased by $1.3 million, or $0.03 per share, which could increase the 2007 effective tax rate from 35.0% to approximately 36.5%. The Company is targeting diluted earnings per share of $1.40 to $1.48 for the full fiscal year 2007, assuming a 35.0% effective tax rate.

The targets for the full fiscal year 2007 reflect assumptions regarding growth based on the introduction of new products, the addition of manufacturing capacity, and the extension of the R&D tax credit, which the Company believes are reasonable but cannot assure will occur as presently anticipated.

BALANCE SHEET AND CASH FLOW
---------------------------

Cash and Marketable Securities on August 31, 2006 were $158.4 million, up from $119.3 million at August 31, 2005, while short-term debt of $72.0 million increased by $44.0 million from the prior fiscal year level primarily due to the financing of the new plant in the Czech Republic. The amount of days' sales outstanding were 73 days at both August 31, 2006 and August 31, 2005. Inventory turns of 2.5 times per year remained relatively consistent compared to prior year levels.

Operating income, plus depreciation and amortization, increased to $106.0 million for fiscal year 2006 from $75.5 million in the prior year. Depreciation and amortization expenses for fiscal year 2006 were approximately $26.9 million. Capital expenditures for fiscal year 2006 were approximately $42.0 million.

CONFERENCE CALL AND WEBCAST
---------------------------

The Company will hold a conference call to discuss its fourth quarter and full fiscal year 2006 results today, October 4, 2006, at 4:30 pm Eastern. The call and simultaneous webcast can be accessed by dialing 1-800-737-9483 in the U.S. and Canada, and 1-706-679-7371 for international and local callers, using Conference ID #6214433, or by visiting http://www.arrowintl.com/presentations/.

Certain financial slides have been included with the web cast which may be useful for analysis as well as pictures of Arrow's Pressure Injectable PICC, the AutoCAT(R) 2 WAVE(TM) intra-aortic balloon pump and the new plant in Zdar, Czech Republic.

COMPANY INFORMATION
-------------------

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, and other health care providers.

Arrow International's news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com.

The Company's common stock trades on the NASDAQ Global Select MarketSM under the symbol ARRO.

SAFE HARBOR STATEMENT
---------------------

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2005 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the US Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices; (vii) risks relating to interruptions in the supply of or increases in the price of essential raw materials or components; (viii) risks associated with the Company's use of derivative financial instruments; and (ix) dependence on the continued service of key members of the Company's management.

                                                ARROW INTERNATIONAL, INC.
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                       (UNAUDITED)

                                                                   Three Months Ended                  Year Ended
                                                                August 31,     August 31,      August 31,      August 31,
CONSOLIDATED STATEMENTS OF INCOME DATA:                           2006           2005            2006             2005
                                                               ----------     ----------      ----------      ----------
Net sales                                                      $ 129,182       $ 114,292       $ 481,587       $ 454,296
Cost of goods sold                                                64,532          68,230         244,757         240,457
                                                               ----------     ----------      ----------      ----------
   Gross profit                                                   64,650          46,062         236,830         213,839
Operating expenses:
   Research and development                                        6,840           8,024          27,548          29,692
   Selling, general and administrative                            32,880          34,109         129,961         128,232
   Restructuring charges                                             344             115             218           1,886
                                                               ----------     ----------      ----------      ----------
Total operating expenses                                          40,064          42,248         157,727         159,810

Operating income                                                  24,586           3,814          79,103          54,029
Interest, net                                                     (1,099)           (652)         (3,158)         (1,122)
Other (income) expenses, net                                         502              61             401             327
                                                               ----------     ----------      ----------      ----------

Income before income taxes                                        25,183           4,405          81,860          54,824
Provision for income taxes                                         7,537            (637)         25,851          15,311
                                                               ----------     ----------      ----------      ----------

Net income                                                     $  17,646       $   5,042       $  56,009       $  39,513
                                                               ==========     ==========      ==========      ==========

Basic earnings per common share                                $    0.39       $    0.11       $    1.25      $     0.89
                                                               ==========      =========      ==========      ==========

Diluted earnings per common share                              $    0.39       $    0.11       $    1.24      $     0.88
                                                               ==========      =========      ==========      ==========

Weighted average shares used in computing
   basic earnings per common share                                44,879          44,598          44,767          44,300
Weighted average shares used in computing
   diluted earnings per common share                              45,365          45,210          45,273          45,008




                                                       August 31,    August 31,
     Consolidated Balance Sheet:                          2006         2005
                                                      ----------    ----------
     ASSETS
          Cash                                         $148,576      $119,326
          Marketable securities                           9,783             -
          Receivables (net)                              96,937        91,029
          Inventories                                   102,901        95,356
          Prepaid expenses and other                     31,023        24,748
                                                      ----------    ----------
          Total current assets                          389,220       330,459

          Property, plant and equipment (net)           173,853       152,207
          Other assets                                  134,364       117,824
                                                      ----------    ----------
          Total assets                                 $697,437      $600,490
                                                      ==========    ==========

     LIABILITIES AND SHAREHOLDERS' EQUITY
          Notes payable                                $ 70,979      $ 26,891
          Other current liabilities                      66,113        63,908
          Current maturities of long-term debt              995         1,054
          Other liabilities                              33,802        30,130
                                                      ----------    ----------
          Total liabilities                             171,889       121,983

     Total shareholders' equity                         525,548       478,507
                                                      ----------    ----------
          Total liabilities and shareholders' equity   $697,437      $600,490
                                                      ==========    ==========